Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and the related Prospectus of Colonial Realty Limited Partnership for the registration of $1,000,000,000 of debt securities and to the incorporation by reference therein of our report dated March 14, 2005, with respect to the consolidated financial statements of Cornerstone Realty Income Trust, Inc. included in the Colonial Realty Limited Partnership Form 8-K/A dated June 13, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
June 22, 2005
Richmond, Virginia